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                                  Perkins Coie
              A Law Partnership Including Professional Corporations
          1201 Third Avenue, 40th Floor, Seattle, Washington 98101-3099
              Telephone: (206) 583-8888, Facsimile: (206) 583-8500

                                November 7, 1995



Egghead, Inc.
22705 East Mission
Liberty Lake, WA  99019

               RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 275,000 shares of Common Stock, $.01 par value per share (the "Shares"), which are to be issued pursuant to the Egghead, Inc. Restated Nonemployee Director Stock Option Plan (the "Plan"). We have examined the Registration Statement and such other documents and records of Egghead, Inc. as we have deemed relevant and necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued pursuant to the Plan, upon the due execution by Egghead, Inc. and the registration by its registrar of the Shares and the issuance thereof by Egghead, Inc. in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,



                                             PERKINS COIE